ROSETTA RESOURCES INC. ANNOUNCES RECORD 2006 FINANCIAL RESULTS
AND PROVIDES OPERATIONAL UPDATE

HOUSTON, TEXAS, March 16, 2007 / PRIME NEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) announced today that net income for 2006 was $45 million compared to net income of $18 million for the six months of 2005 that Rosetta was a stand-alone company. Diluted earnings per share for 2006 were $0.88 versus 2005 earnings per share of $0.35. In the fourth quarter of 2006, production and net income were at their highest levels for the six quarters that Rosetta has been an independent company. Production was 98 MMcfe/d and net income was $13 million, up 44% compared to net income of $9 million in the fourth quarter of 2005. Fourth quarter diluted earnings per share were $0.26 in 2006, up 37% compared to $0.19 in the fourth quarter of 2005.

Total revenue for 2006 was $272 million compared to $113 million for the six months of 2005 that Rosetta was a stand-alone company. Fourth quarter 2006 revenue was $73 million, up 33% versus fourth quarter 2005 revenue of $55 million.

Rosetta’s average sales price, including the effects of hedging, for the full-year 2006 was $8.13 per Mcfe, which includes a $0.88 per Mcfe benefit from the Company’s hedging program.

The Company realized a $30 million gain from its hedging activity during 2006 and has increased hedge volumes to 65 BBtu/d for the April-December 2007 period. This includes 55 BBtu/d of fixed price swaps at an average price of $7.79 per MMBtu and 10 BBtu/d of price collars with floor and caps of $7.19 per MMBtu and $10.03 per MMBtu, respectively. For 2008, 50 BBtu/d of fixed price swaps are currently in place at an average price of $7.62 per MMBtu.

Operations Update
As previously reported, Rosetta’s production for 2006 increased to 33.4 Bcfe for an average rate of 92 MMcfe/d versus the 73 MMcfe/d reported for the second half of 2005, and its total proved oil and natural gas reserves as of December 31, 2006, were 407.8 billion cubic feet of gas equivalents (Bcfe) versus 359.0 Bcfe at December 31, 2005. The Company’s 2006 production rate increased by 26% versus 2005, and the year-end 2006 reserve number increased 14% over the year-end 2005.

2007
For 2007, the Company’s capital budget is $250 million for organic projects in existing areas of activity.

In the Sacramento Basin, the Company has drilled four successful wells, of which only one has been completed. The other three wells are in various stages of completion and are expected to be on production and producing at a combined net rate of 2 MMcfe/d by the end of March 2007.

In its DJ Basin Niobrara Play, the Company has drilled 13 Niobrara wells which have all been successful. These wells, together with remaining wells from last year’s program, have been tied into the gathering system in March, bringing Rosetta’s total net DJ production from 1 MMcf/d up to 6 MMcf/d from 69 wells.

Rosetta has drilled nine wells in the LOBO play in 2007, including two which were drilling at year-end. Seven of these wells were productive, four of which are currently producing approximately net 4 MMcfe/d from the lower zones only.

Two new Perdido wells that were drilled in 2006 are now on production. After the initial rapid decline, the wells are producing at a combined net rate of approximately 4 MMcfe/d. We have recently drilled a successful vertical well and have also spudded one new horizontal well.

In the Gulf of Mexico, Grand Isle 72-1 was put on production in March and is currently flowing with net production to Rosetta at approximately 1.0 MMcfe/d. Main Pass 118 and 29 are scheduled to be producing to sales by the end of March with production rates of approximately 9 MMcf/d net to Rosetta. Additionally, the South Timbalier 293-1 well is currently drilling to a proposed total depth of 12,000 feet. Rosetta has a 50% working interest in this block.

The Sabine Lake State Track 30-1 well in Texas State Waters was drilled to a total depth of 13,400 feet and is currently being completed. The rig will be moved to the State Track 30-2 offset location to test the Hackberry and the deeper Vicksburg sands.

Bill Berilgen, Rosetta’s Chairman, President and Chief Executive Officer said, “2006 was our first year as a stand-alone-company, and we generated strong results in terms of growth in reserves, production, net income, and organic finding and development costs. With a $250 million capital budget for 2007, we are off to a solid start for the new year and expect to continue the trend of strong performance. The majority of our capital budget will be allocated to exploitation projects in our core areas in the Sacramento Basin, South Texas and the DJ Basin, with the remainder of our capital program allocated to high potential exploration projects in Texas State Waters and the Gulf of Mexico.”

2006 FOURTH QUARTER RESULTS
Rosetta's production for the fourth quarter 2006 was 9.0 Bcfe or an average of 98 MMcfe/d. Average realized gas prices for the quarter were $7.92 per Mcf, including the effect of our hedges; and realized oil prices averaged $57.85 per Bbl.

Revenues for Rosetta totaled $72.6 million, including positive effects from our hedges of $9.8 million.

Total lease operating expense ("LOE"), which includes direct LOE, workover, ad-valorem taxes, and insurance, was $8.9 million or $0.99 per Mcfe. Direct LOE was $5.3 million or $0.59 per Mcfe and workover costs were $2.4 million or $0.26 per Mcfe for the period. Production taxes were $0.11 per Mcfe and treating, transportation and marketing charges were $0.13 per Mcfe. Depreciation, depletion and amortization was $28.3 million, based on a DD&A rate of $3.15 per Mcfe.

General and administrative costs were $8.6 million for the fourth quarter, including non-cash stock compensation expenses of $1.4 million, costs associated with the process of becoming a public company, SOX Compliance expenses and costs associated with the Calpine bankruptcy.

Net Income for the period was $13.2 million or $0.26 per share.

TOTAL YEAR RESULTS
Rosetta's production for the total year 2006 was 33.4 Bcfe or an average of 92 MMcfe/d. Average realized gas prices for the same period were $7.85 per Mcf, including the effect of hedges; and realized oil prices averaged $63.97 per Bbl.

Revenues for the year were $271.8 million, including positive effects from our hedges of $29.6 million.

Total LOE, which includes direct LOE, workovers, ad-valorem taxes, and insurance, was $36.3 million or $1.09 per Mcfe. Production taxes were $0.19 per Mcfe; and treating, transportation and marketing charges were $0.14 per Mcfe. Direct LOE was $21.6 million or $0.65 per Mcfe for the period.

General and administrative costs were $33.2 million, including non-cash stock compensation expenses of $5.7 million and other costs associated with the process of becoming a public company.

Net income for the year was $44.6 million or $0.88 per share on a diluted basis.

Net cash provided by operating activities was $199.6 million; and capital expenditures, including property acquisition costs of approximately $35 million, were $240.6 million for the year ended December 31, 2006.

Rosetta’s 2006 revenues, reserves and production do not include consideration of non-consent properties as defined in its transaction with Calpine that closed on July 7, 2005.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

Forward-Looking Statements:
All statements, other than statements of historical fact, included in this press release are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Rosetta Resources Inc. and its subsidiaries (the “Company”) and its management. These forward-looking statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those herein described. Accordingly, Recipients are cautioned that these forward-looking statements are not guarantees of future performance. Please refer to Company’s risks, uncertainties and assumptions as it discloses from time to time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual report on Form 10-K for the year ended December 31, 2006, which can also be found on the Company’s website at www.rosettaresources.com.  The Company undertakes no duty to update the information contained herein except as required by law.

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except share amounts)
	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$ 62,780	$ 99,724
Accounts receivable	36,408	40,051
Derivative instruments	20,538	1,110
Deferred income taxes	-	10,962
Income tax receivable	-	6,000
Prepaid expenses	8,761	8,511
Other current assets	2,965	900
Total current assets	131,452	167,258
Oil and natural gas properties	1,223,337	973,185
Other	4,562	2,912
	1,227,899	976,097
Accumulated depreciation, depletion, and amortization	(145,289)	(40,161)
Total property and equipment, net	1,082,610	935,936
Deferred loan fees	3,375	4,555
Deferred income taxes	-	8,594
Other assets	1,968	2,926
Total other assets	5,343	16,075

Total assets	$ 1,219,405	$ 1,119,269

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 23,040	$ 13,442
Accrued liabilities	43,099	28,397
Royalties payable	9,010	15,511
Derivative instruments	-	29,957
Prepayment on gas sales	17,868	14,528
Deferred income taxes	7,743	-
Total current liabilities	100,760	101,835
Long-term liabilities:
Derivative instruments	11,014	52,977
Long-term debt	240,000	240,000
Asset retirement obligation	10,253	9,034
Deferred income taxes	35,089	-
Total liabilities	397,116	403,846

Stockholders' equity:
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 50,405,794 shares and 50,003,500 shares at December 31, 2006 and December 31, 2005, respectively	50	50
Additional paid-in capital	755,343	748,569
Treasury stock, at cost; 85,788 and no shares at December 31, 2006 and	(1,562)	-
December 31, 2005, respectively
Accumulated other comprehensive income (loss)	6,315	(50,731)
Retained earnings	62,143	17,535
Total stockholders' equity	822,289	715,423

Total liabilities and stockholders' equity	$ 1,219,405	$ 1,119,269

Rosetta Resources Inc.
Consolidated/Combined Statement of Operations
(In thousands, except per share amounts)
					Predecessor-
			Successor-Consolidated		Combined
	Three Months	Three Months		Six Months	Six Months
	Ended	Ended	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	June 30,
	2006	2005	2006	2005	2005
Revenues:
Natural gas sales	$ 64,713	$ 50,397	$ 236,496	$ 102,058	$ 13,713
Oil sales	7,928	4,842	35,267	11,046	8,166
Oil and natural gas sales to affiliates	-	-	-	-	81,952
Total revenues	72,641	55,239	271,763	113,104	103,831
Operating Costs and Expenses:
Lease operating expense	8,943	6,825	36,273	15,674	16,629
Depreciation, depletion, and amortization	28,311	18,780	105,886	40,500	30,679
Exploration expense	-	-	-	-	2,355
Dry hole costs	-	-	-	-	1,962
Impairment	-	-	-	-	-
Treating and transportation	501	735	2,544	1,286	1,998
Affiliated marketing fees	-	-	-	-	913
Marketing fees	623	700	2,257	1,379	-
Production taxes	958	2,029	6,433	3,975	2,755
General and administrative costs	8,589	7,807	33,233	14,687	9,677
Total operating costs and expenses	47,923	36,876	186,626	77,501	66,968
Operating income	24,717	18,363	85,137	35,603	36,863

Other (income) expense
Interest expense with affiliates, net of interest capitalized	-	-	-	-	6,995
Interest expense, net of interest capitalized	4,367	4,139	17,428	8,216	-
Interest (income)	(1,152)	(962)	(4,503)	(1,837)	(516)
Other (income) expense, net	(47)	(2)	(40)	152	207
Total other expense	3,168	3,175	12,885	6,531	6,686

Income before provision for income taxes	21,548	15,188	72,252	29,072	30,177
Provision (benefit) for income taxes	8,352	5,860	27,644	11,537	11,496
Net income (loss)	$ 13,196	$ 9,328	$ 44,608	$ 17,535	$ 18,681

Earnings per share:
Basic	$ 0.26	$ 0.19	$ 0.89	$ 0.35	$ 0.37
Diluted	$ 0.26	$ 0.19	$ 0.88	$ 0.35	$ 0.37

Weighted average shares outstanding:
Basic	50,235	50,000	50,237	50,003	50,000
Diluted	50,406	50,160	50,408	50,189	50,160

Rosetta Resources Inc.

Consolidated/Combined Statement of Cash Flows
(In thousands, except per share amounts)
	Successor-Consolidated		Predecessor-Combined
	Year Ended December 31, 2006	Six Months Ended December 31, 2005	Six Months Ended June 30, 2005
Cash flows from operating activities
Net income	$ 44,608	$ 17,535	$ 18,681
Adjustments to reconcile net income to net cash flows
from operation activities:
Depreciation, depletion and	105,886	40,500	30,679
amortization
Affiliate interest expense	-	-	(6,995)
Deferred income taxes	27,472	11,537	2,874
Amortization of deferred loan fees recorded as interest expense	1,180	590	-
Income from unconsolidated investments	(171)	(241)	(161)
Stock compensation expense	5,702	4,248	-
Other non-cash charges	-	-	99
Change in operating assets and liabilities:
Accounts receivable	3,643	(40,051)	2,378
Accounts receivable from affiliates	-	-	6,298
Income taxes receivable	6,000	(6,000)	-
Other assets	(624)	(11,137)	2,563
Accounts payable	8,764	13,442	(4,494)
Accrued liabilities	310	3,282	241
Royalties payable	(3,161)	30,039	(1,406)
Income taxes payable	-	-	8,622
Net cash provided by operating activities	199,610	63,744	59,379
Cash flows from investing activities
Acquisition, net of cash acquired	-	(910,064)	-
Purchases of property and equipment	(236,579)	(32,994)	(32,202)
Disposals of property and equipment	30	13	1,447
Deposits	50	(201)	-
Other	435	-	110
Net cash used in investing activities	(236,064)	(943,246)	(30,645)
Cash flows from financing activities
Equity offering proceeds	-	800,000	-
Equity offering transaction fees	268	(55,629)	-
Borrowings on term loan	-	100,000	-
Payments on term loan	-	(25,000)	-
Borrowings on revolving credit facility	-	225,000	-
Payments on revolving credit facility	-	(60,000)	-
Loan fees	-	(5,145)	-
Notes payable affiliates	-	-	(27,239)
Proceeds from issuance of common stock	804	-	-
Purchases of treasury stock	(1,562)	-	-
Net cash provided by (used in) financing activities	(490)	979,226	(27,239)
Net increase (decrease) in cash	(36,944)	99,724	1,495
Cash and cash equivalents, beginning of period	99,724	-	-
Cash and cash equivalents, end of period	$ 62,780	$ 99,724	$ 1,495